As filed with the Securities and Exchange Commission on May 31, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

under

The Securities Act of 1933

INTELLIGENT BIO SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	82-1512711
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

142 West, 57th Street, 11th Floor

New York, NY 10019

(Address of principal executive offices, including zip code)

Intelligent Bio Solutions Inc. 2019 Long Term Incentive Plan

(Full title of the plan)

Harry Simeonidis

President and Chief Executive Officer

142 West, 57th Street, 11th Floor

New York, NY 10019

(Name and address of agent for service)

(646) 828-8258

(Telephone number, including area code, of agent for service)

With a copy to:

Ralph V. De Martino, Esq.

Johnathan C. Duncan, Esq.

ArentFox Schiff LLP

901 K Street NW, Suite 700

Washington, DC 20001

Tel: (202) 724-6848

Fax: (202) 778-6460

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller	Smaller reporting company ☒
reporting company)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Intelligent Bio Solutions Inc. (the “Registrant”) has prepared this registration statement on Form S-8 (the “Registration Statement”) to register an additional 100,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), for issuance under the Intelligent Bio Solutions Inc. 2019 Long Term Incentive Plan (the “2019 Plan”).

On February 8, 2023, the stockholders of the Registrant approved an amendment to the 2019 Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 25,000 shares to 75,000 shares; and on May 8, 2023, the stockholders of the Registrant approved an amendment to the 2019 Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 75,000 shares to 125,000 shares. All share amounts in this Registration Statement have been adjusted to reflect the 1–for-20 reverse split of the Registrant’s Common Stock effected February 9, 2023.

Accordingly, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement on form S-8 relating to the 2019 Plan (Registration File No. 333-266571) (the “Prior Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 5, 2023, are hereby incorporated herein by reference to the extent not superseded hereby.

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission:

●	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2022 (filed on September 22, 2022), as amended on Form 10-K/A (filed on October 7, 2022) and Form 10-K/A (filed on March 6, 2023);

●	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 (filed on November 14, 2022);

●	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022 (filed on February 14, 2023);

●	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (filed on May 11, 2023);

●	the Registrant’s Current Reports on Form 8-K and any amendments on Form 8-K/A filed on: May 17, 2023; May 12, 2023; April 18, 2023; March 10, 2023; March 2, 2023; March 2, 2023; February 16, 2023; February 9, 2023; January 27, 2023; December 22, 2022 (Items 1.01, 3.02, 3.03 and 5.03 only, and the exhibits in Item 9.01 incorporated thereby); December 21, 2022; December 8, 2022; October 27, 2022 (Items 5.02, 5.03 and 8.01 only, and the exhibits in Item 9.01 incorporated thereby); October 11, 2022 (Items 1.01, 2.01, 2.03, 3.02, 3.03, 5.02 and 5.03 only, and the exhibits in Item 9.01 incorporated thereby); September 30, 2022; September 15, 2022; and July 21, 2022;

●	the Registrant’s Definitive Proxy Statement on Schedule 14A filed on January 4, 2023; and

●	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement Form 8-A filed with the Commission on December 22, 2020 (File No. 001-39825) and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-232557) filed with the Commission on December 21, 2020).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of GBS Inc. (now known as Intelligent Bio Solutions Inc.), as filed with the Secretary of State of Delaware on October 26, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 27, 2022).

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 9, 2023).

4.4	Amended and Restated Bylaws of Intelligent Bio Solutions Inc., as amended as of October 26, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 27, 2022).

4.5	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-232557) filed with the Commission on September 19, 2019).

4.6	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K filed with the Commission on September 22, 2022).

4.7	Intelligent Bio Solutions Inc. 2019 Long Term Incentive Plan (as amended May 8, 2023) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 12, 2023).

5.1*	Opinion of ArentFox Schiff LLP

23.1*	Consent of UHY Haines Norton

23.2*	Consent of BDO Audit Pty Ltd.

23.3*	Consent of ArentFox Schiff LLP (contained in the Opinion filed as Exhibit 5).

24.1*	Powers of Attorney (contained on the signature pages hereto).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York City, State of New York, on the 31 day of May, 2023.

INTELLIGENT BIO SOLUTIONS INC.
(Registrant)

By:	/s/ Harry Simeonidis
Harry Simeonidis
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Stephen Boyages and Harry Simeonidis or either one of them, as such person’s true and lawful attorneys to execute in the name of each such person, and to file, any pre-effective or post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Harry Simeonidis	President and Chief Executive Officer	May 31, 2023
Harry Simeonidis	(Principal Executive Officer)

/s/ Spiro Sakiris	Chief Financial Officer (Principal Financial Officer	May 31, 2023
Spiro Sakiris	and Principal Accounting Officer)

/s/ Stephen Boyages	Chairman, Director	May 31, 2023
Stephen Boyages

/s/ Lawrence Fisher	Director	May 31, 2023
Lawrence Fisher

/s/ Jonathan Hurd	Director	May 31, 2023
Jonathan Hurd

/s/Jason Isenberg	Director	May 31, 2023
Jason Isenberg

/s/ David Jenkins	Director	May 31, 2023
David Jenkins

/s/ George Margelis	Director	May 31, 2023
George Margelis

/s/ Christopher Towers	Director	May 31, 2023
Christopher Towers